                                                                 EXHIBIT 99.5

                    FINANCIAL BENEFIT LIFE INSURANCE COMPANY
                               REPORT AND OPINION
                         ON CASH FLOW TESTING ANALYSIS
                             AS OF OCTOBER 31, 1995











                               December 22, 1995

                      Edward P. Mohoric, F.S.A., M.A.A.A.

                               TABLE OF CONTENTS


               SECTION I
                  INTRODUCTION.................................  1

               SECTION II
                  OPINION AND RESULTS..........................  6

               SECTION III
                  ASSUMPTIONS.................................. 14

               SECTION IV
                  INVESTMENT ASSUMPTIONS....................... 21



               APPENDIX A:  PROFITS BY SCENARIO

               APPENDIX B:  LEVEL SCENARIO INCOME STATEMENT

                                   SECTION I
                                  INTRODUCTION

Scope and Limitations

I, Edward P. Mohoric, have been retained by Financial Benefit Life
Insurance Company (FBLIC) to provide FBLIC with an Actuarial Opinion on reserve adequacy based on cash flow testing in connection with its proposed acquisition by American Investors Corporation (AIC). In doing this work I have prepared a reserve adequacy analysis for FBLIC in the form of that contained in Section 8 of the NAIC Model Actuarial Opinion and Memorandum Regulation.

The opinion is included in Section II of this report along with a summary of the results. I have not, as part of this analysis, reviewed the actual reserve calculations which were prepared for the company by Fafian and Associates. I am not expressing an opinion with regard to whether reserves are computed appropriately or comply with applicable laws of the state of Florida. Rather, this opinion is limited to the adequacy of reserves under cash flow testing.

I have utilized the applicable Standards of Practice promulgated by the Actuarial Standards Board, as the basis for this review of the October 31, 1994 statutory reserves and supporting assets of FBLIC for cash flow analysis. Actuarial methods, considerations, and analyses used in the preparation of this report conform to the appropriate Standards of Practice.

This report has been prepared for the use of FBLIC. I understand that this report may be provided to (1) FBLIC's advisors in connection with the acquisition, (2) the management and advisors of AIC, (3) management of banks which are proposing financing of the sale, and (4) regulators reviewing the acquisition. I require that I be informed in advance of any distribution of this report. This report may not be shown or distributed to any other party without my prior written consent. Further, any distribution of this report must be in its entirety, including the Appendices.

Any reader of this report must possess a substantial level of expertise in areas relevant to this analysis to appreciate the significance of the assumptions used in the analysis, and the impact of the assumptions on the illustrated results. Readers without this level of expertise are advised to retain an actuary to aid them in understanding these results.

Qualification

As stated in the opinion statement in Section II, I satisfy the American Academy of Actuaries standards for qualification to provide the opinion.

Reliances

I have relied on data supplied by FBLIC. I have not audited or independently verified any of the information provided to me. In the event that information supplied to me by FBLIC was incorrect or inadequate, the results provided by me and presented in this report would be affected. The items I have relied on include, but are not limited to the following:

      1.   Information in FBLIC's statutory financial statements.

      2. Inventories of FBLIC's inforce policies at October 31, 1995, including account values, cash surrender values, statutory reserves, and current and guaranteed credited rates provided on computer diskette.

      3. Inventories of SPIAs and payout terms and modes as provided on computer diskette.

      4. Listings of FBLIC's November 15, 1995 bond and CMO portfolios including book values, par values, market values, coupons, book yields, NAIC ratings, maturity dates, and call provisions.

      5. Lists and descriptions of assets sold and purchased between November 15, 1995 and December 12, 1995.

      6. Information on policies inforce including surrender charge schedules, policy guarantees, and other policy provisions.

      7. Information on policy experience including lapses, deaths, partial surrenders, renewal premium, commissions and other information.

I have also relied on information provided by AIC with regard to AIC's planned investment strategy (including anticipated spreads to Treasury) and interest crediting strategy after acquisition of this business.

Reserve Adequacy Analysis

The analysis considered reserve adequacy under alternative scenarios of assumptions for future experience, including the impact of that experience on asset values and asset cash flows. The specific scenarios tested are not meant to be a prediction of future events. Rather, the scenarios represent an illustrative range of potential investment market conditions and operating experience which could arise in the future. Although I believe that the choice of these scenarios is appropriate for the purpose of this report, there is no guarantee that actual experience will conform to the specific assumptions tested or fall within the illustrated range.

The reserve adequacy analysis considered only those assets which were held in support of the reserves and other liabilities subject to analysis. Other assets of FBLIC were not reviewed or considered in the analysis.

Analysis Methods and Criteria for Adequacy

Cash flow testing was the method used for testing adequacy of reserves in view of the assets supporting them. The method involves projecting and comparing, as of the valuation date, the timing and amount of asset and obligation cash flows after the valuation date. The projection methodology can be called a "profit released" model. In this model, statutory profits are paid out of the line (if positive) or borrowed by the line (if negative). The line is then evaluated based on the present value of cash flows (profits) from and to the line.

According to current standards of practice, assets supporting the reserves and related items are deemed to be adequate when projected asset cash flows plus future revenues, are sufficient to cover projected future obligations under moderately adverse conditions. Under more adverse conditions, the supporting assets may not be adequate to cover future obligations. I am basing my opinion on my review of the present value of profits (including capital gains and losses and net of taxes) under the scenarios tested. For FBLIC, the present value of profits was positive in all scenarios tested.

Projection Method

Insurance Cash Flows

      Insurance cash flows include premiums less benefits, expenses, commissions, changes in statutory reserves, and federal income taxes. The cash flows vary by the interest scenario tested.

Asset Cash Flows

      Components of asset cash flow include investment income, calls, repayment of principal, and prepayments of Collateralized Mortgage Obligations (CMOs). The investment income is calculated for each existing bond, and CMOs and for new assets purchased during the course of the projection based on the asset' s par value, coupon, and maturity date. Calls are calculated based on each bond's characteristics and call provisions. Prepayments are based on each CMOs' characteristics and prepayments provisions. Calls and prepayments vary by scenario depending on how and when interest rates change. Interest rates on new bonds purchased vary depending on the rates assumed to be prevailing at the time of purchase in each scenario.

      All but three CMOs were projected using the GAT precision model. The prepayments for the CMOs vary by scenario depending on how and when interest rates change. Two of the remaining CMOs were treated as short term pass through securities as the tranches are currently paying down. The remaining CMO was modelled into one of the GAT CMOs with similar characteristics regarding coupon and maturity date.

      When liquidations are necessitated by negative cash flows, assets are sold at their assumed market value which varies by scenario and projection year. If the cash shortfall is so large that all assets modelled as being available for liquidation are in fact liquidated, borrowing of funds takes place as a proxy for liquidations. The borrowing is assumed to be at a rate equal to the short term Treasury rate plus 300 basis points in the seven scenarios.

      For each projection year the asset and liability cash flows are added together and adjusted for any capital gains or losses incurred, as well as for federal income taxes paid and for profits released. If the cash flow is positive, the net amount is invested according to the assumed investment strategy. If the cash flow is negative, assets are liquidated to the extent necessary to make the net cash flow equal zero. The investment/disinvestment strategy is described in Section IV.


Length of Projection Period

Profits were projected for a 20 year time period. After 20 years, the bulk of FBLIC's current assets and liabilities are projected to have matured or surrendered.

                                   SECTION II

                              OPINION AND RESULTS

Opinion

I, Edward P. Mohoric, a member of the American Academy of Actuaries, am associated with the firm of Milliman & Robertson, Inc. I have been retained by Financial Benefit Life Insurance Company to render this opinion with regard to cash flow testing as of October 31, 1995. I meet the Academy qualification standards for rendering the opinion.

This opinion is limited to testing reserve adequacy using cash flow testing techniques. The opinion does not include a review of FBLIC's reserves for appropriate computation or for compliance with the applicable laws of the state of Florida. As such, I did not review the actuarial assumptions or actuarial methods in the actual reserve calculation.

The following reserves as of October 31, 1995 were tested:


                                                        Asset Adequacy
                                                        Tested Amounts              Reserves and Liabilities
                                                     ---------------------------------------------------------------
                                                                  Additional
                                                     Formula      Actuarial       Analysis       Other      Total
     Statement Item                                  Reserves      Reserves       Method*       Amount      Amount
--------------------------------------------------------------------------------------------------------------------
Exhibit 8
-    Life Insurance                                $3,844,863        --              C            --      $3,844,863
-    Annuities
             Deferred                             455,035,137        --              C            --     455,035,137
             Payout                                26,869,414        --              C            --      26,869,414
-    Other Reserves                                         0                        I                         5,767

TOTAL RESERVES                                   $485,749,414        $0                           $0    $485,755,181

IMR**                                              $8,496,089                        C                    $8,496,089

AVR***                                             $9,551,133                        C                    $9,551,133



* "C" indicates cash flow testing. "I" indicates that cash flow testing was not performed because the block is immaterial.
**   as of December 19, 1995
*** Used only to extent of the present value of projected defaults; as of September 30, 1995.

I have relied on Jerry R. Hoeft, Senior Vice President of FBLIC for listings and summaries of book and market values of securities for listings and summaries of recent assets sold and bought, for listings and summaries of policies and contracts inforce, and for descriptions of policy features and historical experience as described in the statement attached to this section.

I have relied on use of interest crediting strategy in the development of cash flow testing as provided by Larry Bruning, Chief Actuary of AIC described in the statement attached to this section.

I have relied on use of the reinvestment strategy as to new investments from positive cash flow as provided by Timothy S. Reimer, Chief Investment Officer of AIC and described in the statement attached to this section.

In my opinion the reserves concerning the statement items identified above when considered in light of the assets held by the company with respect to such reserves including, but not limited to, the investment earnings on such assets, and the considerations anticipated to be received and retained under such policies and contracts, make adequate provision, according to presently accepted actuarial standards of practice, for the anticipated cash flows required by the contractual obligations and related expenses of the company.

The actuarial methods, considerations and analyses used in forming my opinion conform to the appropriate Standards of Practice as promulgated by the Actuarial Standards Board, which standards form the basis of this statement of opinion.

To the best of my knowledge and relying on information provided by Jerry R. Hoeft, Senior Vice President and Chief Financial Officer of FBLIC, there have been no material changes between October 31, 1995 and December 19, 1995 which should be considered in reviewing this opinion.

The impact of unanticipated events subsequent to the date of this opinion is beyond the scope of this opinion. The analysis of asset adequacy should be viewed recognizing that the company's future experience may not follow all the assumptions used in the analysis.

Results

Table 1 summarizes the results of our analysis. The values in Table 1 include $8,496,089 for FBLIC's IMR. In addition, as described in Section IV, projected default costs are offset by the AVR. The interest scenarios tested are described in more detail in Section IV.

Projected statutory profits each year by scenario are included in Appendix A. Appendix B includes detailed projected statutory income statements for the level interest scenario.

                                    Table 1
                    FINANCIAL BENEFIT LIFE INSURANCE COMPANY
                   October 31, 1995 Valuation Actuary Results
          Present Value of After-Tax Profits at After-Tax Earned Rate
                      Including Release of IMR and DAC Tax
                     (values shown in thousands of dollars)

Scenario       Description
--------       -----------
1              Level                                               $20,841

2              Rates rise .5% each year for ten years,
               and then remain at that level.                       12,610

3              Rates rise 1% each year for five years,
               then fall 1% each year back to the original level,
               and then remain at that level.                        6,141

4              Rates rise 3% in the first year,
               and then remain at that level.                        3,929

5*             Rates fall .5% each year for ten years,
               and then remain at that level.                       29,703

6*             Rates fall 1% each year for five years, then rise
               1% each year back to the original level,
               and then remain at that level.                       30,617

7*             Rates fall 3% in the first year,
               and then remain at that level.                       27,685


 *Interest rates in falling interest scenarios are not allowed to decrease by more than 50% of the average 5 year Treasury rate for the
                        week ending December 6, 1995.

Taxes

We assumed a 35% tax rate in our projections. Taxable income is assumed to be equal to statutory income adjusted for differences between tax and statutory reserves. For the projections we assumed tax reserves were equal to the cash value. We have assumed that FBLIC would be able to achieve an immediate tax benefit for any operating or capital losses.

FBLIC has an outstanding unamortized DAC balance of approximately $2,094,867. We have reflected the amortization of this balance using the 35% tax rate described above and present valuing at the after-tax earnings rate. This produces an increment of $637,871 in the level interest scenario and slight variations in the other scenarios. We have reflected DAC Tax on new premiums from existing inforce at a rate of 1.75% amortized over ten years. We did not consider any tax loss carryforwards.

Reinsurance

As of July 1993, FBLIC had 100% coinsured approximately $140 million of liabilities to Philadelphia Life Insurance Company. While there is some right of recapture, these reinsured policies (currently $117 million of account value) are not expected to have any impact to FBLIC. Based on these facts, we have performed no testing or review on the reserves underlying these contracts.

Cash Value Treatment

FBLIC has a provision in many of their policies to allow payout of the cash value as a five year certain annuity. FBLIC's practice has been not to utilize this provision but to pay the full cash value on surrender. FBLIC, however, could utilize this provision in certain situations in the future where the lapses are high in combination with low market values on their assets. As described in Section III, we assumed this provision would be invoked in increasing interest scenarios if there is high lapsation. If this provision is not implemented, FBLIC would fail Scenarios 3 and 4, two of the increasing interest scenarios. In our projection this provision is invoked in Scenarios 2, 3, and 4 in the years 2002, 2000, and 2001, respectively.

Stockholder Dividends

We have assumed in this analysis that the Board of Directors will pay shareholders dividends only if sufficient statutory surplus exists after allocating assets to support the reserves determined by the Appointed Actuary. Thus, this analysis has not contemplated the payment of dividends to shareholders in determining the level of reserves.

            [FINANCIAL BENEFIT LIFE INSURANCE COMPANY LETTERHEAD]

     I, Jerald R. Hoeft, Senior Vice President and Chief Financial Officer of Financial Benefit Life Insurance Company hereby affirm that the listings and summaries of policies and contracts inforce for Financial Benefit Life Insurance Company as of October 31, 1995, descriptions of policy features and historical experience, listings and summaries of book and market values of securities owned by Financial Benefit Life Insurance Company as of November 15, 1995, assets sold and bought since that date, which were prepared for and submitted to Edward P. Mohoric were prepared under my direction and to the best of my knowledge and belief are substantially accurate and complete.

     I also hereby affirm that to the best of my knowledge and belief there have been no material events between October 31, 1995 and December 19, 1995 which would impact Edward P. Mohoric's cash flow testing analysis for Financial Benefit Life Insurance Company.


                                                /s/ Jerald R. Hoeft
                                                -------------------------------
                                                Jerald R. Hoeft
                                                Senior Vice President and CFO

         [AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC. LETTERHEAD]


I, Larry Bruning, Chief Actuary of American Investors Life Insurance Company Inc., a wholly owned subsidiary of AmVestors Financial Corp., hereby affirm that I submitted the following crediting strategy to Edward P. Mohoric in connection with his cash flow testing of Financial Benefit Life Insurance Company. This crediting strategy represents American Investors' anticipated strategy to manage this block of business.

- Crediting strategy - manage the block of business at a 350 basis point spread through the surrender charge period and 200 basis points thereafter to the company's net earnings rate. The exception is that if interest rates stay at current (November 30, 1995) levels, we would not drop the credited rate below 5%. We did not put this floor in our models.



/s/ Larry J. Bruning
---------------------
Larry Bruning
Chief Actuary

         [AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC. LETTERHEAD]


I, Timothy S. Reimer, Chief Investment Officer of American Investors Life Insurance Company, a wholly owned subsidiary of AmVestors Financial Corp., hereby affirm that I submitted the following reinvestment strategy to Edward P. Mohoric in connection with his cash flow testing of Financial Benefit Life Insurance Company. This reinvestment strategy represents our anticipated strategy to manage this existing block of business.

The reinvestment strategy is:

- During 1996 buy $50 million of SBAs at a floating interest rate equal to the Prime interest rate less 175 basis points, using a 30 year amortization rate, and 7.5% constant prepayment rate.

- For non SBAs, invest 50% in A rated bonds at a spread of 65 basis points over treasuries, 25% in mortgage backed securities at a spread of 90 basis points over treasuries, 20% in BBB rated bonds with a spread of 75 points over treasuries and 5% in high yield bonds with a spread of 250 basis points above treasuries.

- For non SBAs, invest 25% in three year maturities, 50% in five year maturities, and 25% in seven year maturities.

- Invest the mortgage backed securities in CMOs with 15 year collateral, and purchase last cash flow tranches. Use FHLMC 1414-J as a model. However, as they become available, discount CMOs would be used.

-   Use investment expenses of 10 basis points.



/s/ Timothy S. Reimer
----------------------------
Timothy S. Reimer
Chief Investment Officer

                                  SECTION III

                             LIABILITY ASSUMPTIONS

Inforce Model

Business in force as of October 31, 1995 was modelled into plan types as follows. All dollar amounts are shown in thousands.



                                        Policy        Account        Cash        Statutory
      Plan                              Count          Value         Value        Reserve
Annuity - Accelerator                      550        $14,087       $12,636       $12,732
Annuity - Accumulator                    8,402        202,132       181,879       181,774
Annuity - Champion                       9,077        205,332       177,667       180,171
Annuity - Benchmark                        315          5,992         5,465         5,484
Annuity - FPDA                             223          2,311         2,074         2,102
Annuity - SPDA                             961         12,198        12,184        12,184
Life    - SPWL                             116          3,981         3,833         3,845
Annuity - Senior                         2,584         65,008        60,834        60,589
  TOTAL                                 22,228       $511,042      $456,571      $458,880


The company also has annuities in payout status. The annual benefit and reserves were projected individually for each of these annuities. The total reserve for annuities in payout status is $26,869,414 as of October 31, 1995.

Surrender Charges



                                                Benchmark
                                    -------------------------------
                     Accelerator,        Plans            Plans                     Senior
Policy               Accumulator,     6100, 6110,       6000, 6010,    ---------------------------------
 Year                 Champion        6120, 6130        6020, 6030     Pre-1993 Issues      1993+ Issues
--------------------------------------------------------------------------------------------------------
  1                   15%                 15%              12%                8%                8%
  2                   15                  14               11                 7                 7
  3                   15                  13               10                 6                 6
  4                   13                  12                9                 5                 5
  5                   11                  11                8                 4                 4
  6                    9                  10                7                 0                 3
  7                    7                   9                6                 0                 2
  8                    5                   8                4                 0                 0
  9                    3                   7                0                 0                 0
 10                    0                   6                0                 0                 0
 11                    0                   5                0                 0                 0
 12                    0                   4                0                 0                 0
 13                    0                   3                0                 0                 0
 14                    0                   2                0                 0                 0
 15                    0                   1                0                 0                 0
 16+                   0                   0                0                 0                 0


The FPDA, SPDA, and SPWL products have no remaining surrender charges.

Expenses Loads

There are no expense loads in any of the products.

Guaranteed Interest Rates


                        Plan             Guaranteed Interest Rate
                      Accelerator                    3.5%
                      Accumulator                3.0/4.0*
                      Benchmark                      4.0
                      Champion                   3.0/4.0*
                      FPDA                           4.0
                      SPDA                           4.0
                      SPWL                           4.0
                      Senior                         3.0


                            *depending on plan code

Death Benefits

All of the annuities except Senior have death benefits equal to account value. The Senior plan has a death benefit equal to the premium deposit in year 1, the premium deposit with one year's guaranteed interest in year 2, and the account value in years three and later.

For SPWL, the death benefit is equal to the account value multiplied by the corridor percentages defined by DEFRA.

Payment of Cash Values

Some of FBLIC's policies have a provision which allows the payout of the cash value over a five year period. FBLIC does not currently employ this provision. FBLIC would employ this provision in certain situations wherein the business was experiencing high lapses, necessitating large levels of asset liquidation at a time when most asset book values are significantly below market values.

We assumed this provision would be implemented in the three scenarios in which the interest rates increased over time. We employed this provision for a five year period starting in years 2002,

2000, and 2001 for scenarios 2, 3, and 4, respectively. At this time we assumed the cash values would be used to purchase a five year certain annuity at guaranteed interest rates. After employing this provision, we assumed FBLIC would continue to use this provision for surrenders in the subsequent five years before reverting back to paying full cash value.

Renewal Premiums

FBLIC currently is receiving renewal premiums on its deferred annuities equal to about $11 million per year. We projected this premium to decrease uniformly over the first ten projection years. The premium was allocated across all deferred annuity plans and durations in proportion to initial reserves.

Renewal Credited Rates

Initial projection credited rates were set equal to the actual credited rates as of October 31, 1995. Credited rates were modified to reflect market conditions annually for all plans. An approximation of the company's crediting strategy is outlined below based on discussions with Larry Bruning of AIC. The approach is to generally manage at a spread to earnings.

Each policy without current surrender charges will be managed at a 200 basis point spread to the company's net earnings rate. Policies with current surrender charges will be managed at a 350 basis point spread to the company's net earnings rate. The exception is that if interest rates stay at current (December 6, 1995) levels, AIC would not drop the credited rate below 5%.

Market Credited Rates

Future market rates of interest were assumed to be driven by the Treasury yield curve. Market rates were assumed to equal the seven year Treasury rate minus a spread of 50 basis points. The spreads were developed based on the following assumed market rate at December 6, 1995:


                                            Market
                          Plan               Rate
                       All Plans             5.06%

Lapses

We have assumed base lapses of 3% in the first policy year, and 6% in the second policy year. We then graded lapses to 12% by the end of the surrender charge period according to the following formula:

     Lapse Rate  = 6% + [( l - Current SC) * 6%]
                               ----------
                                Year 2 SC

Where SC = surrender charge adjusted for free partials


We have increased the formula lapse rates to 30% in the year the surrender charge becomes zero. After the end of the surrender charge period, we used 25% for the next year, 20% for the second year and a flat base lapse rate of 15% thereafter.

Interest Sensitive Lapses

We have used the following increments to the base lapse rates to reflect the sensitivity of lapses to changing interest rate environments.

                                              2
Increment to Base Lapse = 2 * (MR - CR - SC/4)

Where:

     MR = market rate
     CR = credited rate
     SC = surrender charge

If CR is greater than MR:
                                      2
     Decrement to Base Lapse = (MR-CR)

If CR is greater than (MR-SC/4), the "2" multiple is changed to 0, making no increment.

The minimum lapse rate (after year 1) is always 6%. The maximum lapse rate is always 50%.

Partial Surrenders

The annuity products have a 10% free partial withdrawal provision after the first policy year. We have modelled the free withdrawal provision by reducing the surrender charge and assuming a 20% annual usage rate (which has a 2% impact) after the first year.

For partial surrender we applied the following increment to base partial usage to reflect the sensitivity of partial surrenders to changing interest rate environments:

     .5 x (MR - CR - 1), but with the overall partial usage never less than 2%.

Commissions

Commissions in renewal premiums are equal to the full first year commission. These are:



                   Accumulator                7%
                   Accelerator                7%
                   Benchmark                  7%
                   Champion                  10%
                   Senior                     7%



Nursing Home Benefit

Certain annuity policies have a nursing home benefit which allows an additional 20% free partial withdrawal if the insured has been confined to a nursing home facility for at least 30 days. This rider was issued on all policies between October 1990 and March 1992. Subsequent to March 1992 this benefit is included only on the Senior policies.

Due to the limited expected usage and small benefit level, we did not include this benefit in our analysis.

Maintenance Expenses

We have assumed a $90.00 per policy maintenance expense. We used inflation of 3% plus the change in the short term Treasury rate from December 6, 1995 levels. For the SPIAs we assumed expenses are .4% of reserves which approximates $90 per SPIA contract.

Deaths

Deaths on the deferred annuities and SPIAs are based on the 1983 Individual Annuity Mortality table for males. The average issue age for the October 31, 1995 inforce is 64.

Deaths on the SPWL are based on 100% of 1975-80 Male Select & Ultimate table. The average issue age for the October 31, 1995 inforce is 52.

Reserves

At October 31, 1995 the statutory reserve on the deferred annuities and SPWL is 100.51% of the cash surrender value adjusted for the free partial withdrawal. We have assumed for future projection years while there is a surrender charge that the statutory reserve remains 100.51% of the cash value adjusted for the free partial withdrawals. We assumed the statutory reserve would equal the account value after there is no surrender charge. We assumed future tax reserves equal to the cash values, adjusted for free partials.

                                   SECTION IV
                             INVESTMENT ASSUMPTIONS

      We were provided with FBLIC's asset portfolio as of October 31, 1995. During early December, 1995, $71,982,407 (book value) of longer term periods were sold for a gain of $3,010,160 (1,956,604 after tax). Of this, $59,518,656 was reinvested into bonds of between 7 and 11 years maturity and the remaining $14,420,355 is being held in short term investments. We modeled this restructured portfolio into amounts backing reserves and IMR or surplus as follows. All amounts are shown in thousands of dollars.


                                                           Average                          Average        Market
    Type of Security                    Par Value     Annualized Coupon     Book Value     Bond Yield      Value
Governments                              $2,525             7.85%             $2,522         7.96%           $2,576
Corporate Bonds                         281,508             8.35             279,139         8.54           292,582
Adjustable Rate Bonds                       548             7.46                 548         7.46               548
Foreign Bonds                               250             8.26                 250         8.26               250
Mortgage Pass Throughs                   13,762             7.96              13,794         7.94            13,466
CMOs                                    150,178             6.57             142,770         7.28           147,157
Cash & Short Term                        55,222                *              55,222           --            55,222
Total Assets Allocated to
Reserves and IMR                       $503,992             7.74%**         $494,245         8.11%**       $511,801
Assets Allocated to Surplus
  CMOs                                                                        11,869
  Preferred Stock                                                              8,200
  Common Stock                                                                 1,300
  Mortgages                                                                    5,904
  Real Estate                                                                  2,632
      Total                                                                 $525,206


       *immediate reinvestment according to formula underlying projection
                       **excludes cash reinvestment yield

For all but three CMOs, cash flows were obtained from the GAT CMO system for each of the seven interest scenarios in this analysis. Two of these CMOs (Home Mac Mortgage Services 87-3-D and Citicorp 89-A-3) were treated as short term mortgages as they are currently paying off. The last CMO (SASI 95-B A3) was modeled into FNMA 92-17-H. The market values for each CMO are as of September 30, 1995.

Portfolio Quality

For the corporate bonds, adjustable rate bonds, and foreign bonds, the following table shows the percentage of book value by AVR category. (The following is as of October 31, 1995). The post restructuring levels were not available.


                NAIC AVR Class
                     1                       55.1%
                     2                       30.6
                     3                       12.0
                     4                        2.3
                     5                        0.0
                     6                        0.0
                                             100.0%


All of the CMOs and pass throughs are rated NAIC Class 1.

Market Values

For corporate bonds, U.S. Treasury and pass through securities, we calculated a spread to the September 30, 1995 Treasury Curve to reproduce market values as provided by FBLIC. For all CMOs, an initial spread to the September 30, 1995 Treasury curve was calculated to reproduce the market value provided by FBLIC. Market values in any future year were calculated by discounting future cash flows at the current market rate. The current market rate was assumed to maintain the initial spread over the current Treasury curve.

Reinvestment Assumptions

The assumed distribution of future cash flows are outlined below. We developed these assumptions based on discussions with Tim Reimer at AIC concerning the planned investment strategy for this block after acquisition by AIC. The actual investments chosen by AIC will depend on opportunities in the market on a day-to-day basis.

The first $50 million of positive cash flow will be invested in SBAs (Small Business Association Loans). These securities are treated as adjustable rate 30 year mortgages with a constant 7.5% prepayment rate and whose interest rate varies based on the prime rate and is equal to the prime rate minus 175 basis points. The prime rate is the rate at which banks offer loans to large corporate concerns. For purposes of this analysis, the prime rate is set to the one year treasury rate plus 235 basis points.

Following this first $50 million of investment, future positive cash flows will be invested in the following:


             Type          Maturity     Distribution   Spread to Treasury
           Corporate A       3            12.50%            65 BP
                             5            25.00             65 BP
                             7            12.50             65 BP

          Corporate BBB      3             5.00%            75 BP
                             5            10.00             75 BP
                             7             5.00             75 BP

           High Yield B      3             1.25%           250 BP
                             5             2.50            250 BP
                             7             1.25            250 BP

           CMO AAA          12*           25.00%            90 BP


                     *weighted average life of the tranches

For future CMO investments, we assumed a CMO structure comparable to an existing CMO, FHLMC 1414. We assumed investment in the J tranche of this CMO.

Disinvestment Assumption

To the extent disinvestment is required to fund net cash outflows, securities are sold in order to maximize capital gains (minimize capital losses) except that we assumed that the SBAs purchased were the last asset to be liquidated. Market values are based on spreads to treasuries derived from the September 30, 1995 market values provided by FBL and the September 30, 1995 yield curve.

Initial Treasury Yield Curve

For purposes of this analysis, we have assumed the December 6, 1995 yield curve as the beginning yield curve. For comparison, the yield curve used to derive spreads to treasuries as of September 30, 1995 is also shown.


                                 Treasury Yield Curve
                                 (nominal rates shown)
     Maturity       September 30, 1995            December 6, 1995
     3 months             5.406%                        5.472%
     1 year               5.674                         5.327
     2 years              5.851                         5.324
     3 years              5.914                         5.372
     5 years              6.015                         5.490
     10 years             6.178                         5.671
     30 years             6.504                         6.028



Investment Expenses

We have assumed investment expenses of 10 basis points. This assumption was provided to us by AIC.

Bid/Asked Spread

The cost of buying or selling an asset was assumed to be .50%.

Default Costs

The assumed default costs are based on a recent study by Edward Altman and Merrill Lynch. The rates were based on a study of historical defaults for the period of 1971 to 1994. The rates assumed are shown below by S&P rating category.



                   S&P Class        Default Rate (basis points)
                    AAA                         .8
                    AA                         3.0
                     A                         5.0
                    BBB                       21.0
                    BB                        95.0
                     B                       307.0
                    CCC                      690.0


The present value of defaults in all cases was less than FBLIC's September 30, 1995 Asset Valuation Reserve of $9,551,133. Therefore, the present value of defaults were added back into the resulting present values. Actual default costs will be dictated by an array of complex economic forces and by other factors which we cannot accurately predict. Such forces may generate defaults higher or lower than those assumed here.

Prepayments Provision

- Corporate Bonds -- FBC has less than 2% of its current portfolio in callable bonds. Company practice has been to invest in noncallable bonds. We therefore ignored call provisions in our projection.

- Mortgage Pass Throughs -- Prepayment rates are derived from a study of historical prepayment rates and utilize the following formula, subject to a maximum of 600% of PSA and a minimum of 100% of PSA.

            Prepayment Rate = [-2.06 + 6.98 x Arctan (SP)] x PSA

      where

            SP= spread between coupon on collateral and the current market coupon for a comparable mortgage, as a percentage. Current market coupon is set equal to the ten year treasury rate plus 150 basis points.

            PSA= Public Securities Association (PSA) standard
                 prepayment model. The model grades linearly from 0% to 6% over the first two and one-half years of the mortgage lifetime, and remains at 6% thereafter.



- CMOs -- Prepayment rates are based on the standard GAT Precision model which recognizes the spread to available interest rates in the given environment and years since the security originated.

- SBAs -- Prepayment rates for the Small Business Association loans are assumed to be 7.5% per year. This assumptions was provided by AIC.

Interest Scenarios

The seven interest scenarios in the projections were based on the following adjustments to the December 6, 1995 Treasury curve with the proviso that interest rates in falling interest scenarios are not allowed to decrease by more than 50% of the average 5 year Treasury rate for the week ending December 6, 1995.

Scenario
 Number         Name                    Description
   1            Level           Level.

   2            Gradually       Rates rise 1/2% each year for ten years, and
                Rising          then remain at that level.

   3            Mountain        Rates rise 1% each year for five years, then
                                fall 1% each year back to the original level,
                                and then remain at that level.

   4            Pop-Up          Rates rise 3% in the first year, and then
                                remain at that level.

   5            Gradually       Rates fall 1/2% each year for ten years, and
                Falling         then remain at that level.

   6            Valley          Rates fall 1% each year for five years, then
                                rise 1% each year back to the original level,
                                and then remain at that level.

   7            Pop-Down        Rates fall 3% in the first year, and then
                                remain at that level.


The resulting l year, 5 year, and 30 year Treasury rates are shown in the table on the next page.

Liquidation/Borrowing Methodology

Bonds were liquidated so as to minimize capital losses or maximize capital gains. The SBAs are liquidated only after all remaining assets have been liquidated . If the cash shortfall is so large that all assets modelled as being available for liquidation are in fact liquidated, borrowing of funds takes place as a proxy for liquidation. The borrowing is assumed to be at a rate equal to the short term Treasury rate plus 300 basis points in the seven scenarios.

                                  Table IV-1
                   Financial Benefit Life Insurance Company
                        Summary of Treasury Yield Curve

                            (All rates are nominal.)



                        Scenario 1                           Scenario 2
              -------------------------------      -------------------------------
Projection      1 Year      5 Year    30 Year        1 Year      5 Year    30 Year
  Year        Treasury    Treasury   Treasury      Treasury    Treasury   Treasury
----------    --------    --------   --------      --------    --------   --------
    1995        5.327%     5.490%     6.028%         5.327%     5.490%     6.028%

    1996        5.327%     5.490%     6.028%         5.827%     5.990%     6.528%
    1997        5.327%     5.490%     6.028%         6.327%     6.490%     7.028%
    1998        5.327%     5.490%     6.028%         6.827%     6.990%     7.528%
    1999        5.327%     5.490%     6.028%         7.327%     7.490%     8.028%
    2000        5.327%     5.490%     6.028%         7.827%     7.990%     8.528%

    2001        5.327%     5.490%     6.028%         8.327%     8.490%     9.028%
    2002        5.327%     5.490%     6.028%         8.827%     8.990%     9.528%
    2003        5.327%     5.490%     6.028%         9.327%     9.490%    10.028%
    2004        5.327%     5.490%     6.028%         9.827%     9.990%    10.528%
    2005        5.327%     5.490%     6.028%        10.327%    10.490%    11.028%

   2006+        5.327%     5.490%     6.028%        10.327%    10.490%     11.028%





                        Scenario 3                           Scenario 4
              -------------------------------      -------------------------------
Projection      1 Year      5 Year    30 Year        1 Year      5 Year    30 Year
  Year        Treasury    Treasury   Treasury      Treasury    Treasury   Treasury
----------    --------    --------   --------      --------    --------   --------

    1995        5.327%     5.490%     6.028%         5.327%     5.490%     6.028%

    1996        6.327%     6.490%     7.028%         8.327%     8.490%     9.028%
    1997        7.327%     7.490%     8.028%         8.327%     8.490%     9.028%
    1998        8.327%     8.490%     9.028%         8.327%     8.490%     9.028%
    1999        9.327%     9.490%    10.028%         8.327%     8.490%     9.028%
    2000       10.327%    10.490%    11.028%         8.327%     8.490%     9.028%

    2001        9.327%     9.490%    10.028%         8.327%     8.490%     9.028%
    2002        8.327%     8.490%     9.028%         8.327%     8.490%     9.028%
    2003        7.327%     7.490%     8.028%         8.327%     8.490%     9.028%
    2004        6.327%     6.490%     7.028%         8.327%     8.490%     9.028%
    2005        5.327%     5.490%     6.028%         8.327%     8.490%     9.028%

   2006+        5.327%     5.490%     6.028%         8.327%     8.490%     9.028%







                        Scenario 5                           Scenario 6                          Scenario 7
              -------------------------------      -------------------------------     -------------------------------
Projection      1 Year      5 Year    30 Year        1 Year      5 Year    30 Year       1 Year      5 Year    30 Year
  Year        Treasury    Treasury   Treasury      Treasury    Treasury   Treasury     Treasury    Treasury   Treasury
----------    --------    --------   --------      --------    --------   --------     --------    --------   --------

    1995        5.327%     5.490%     6.028%         5.327%     5.490%     6.028%        5.327%     5.490%     6.028%

    1996        4.827%     4.990%     5.528%         4.327%     4.490%     5.028%        2.664%     2.745%     3.028%
    1997        4.327%     4.490%     5.028%         3.327%     3.490%     4.028%        2.664%     2.745%     3.028%
    1998        3.827%     3.990%     4.528%         2.664%     2.745%     3.028%        2.664%     2.745%     3.028%
    1999        3.327%     3.490%     4.028%         2.664%     2.745%     3.014%        2.664%     2.745%     3.028%
    2000        2.827%     2.990%     3.528%         2.664%     2.745%     3.014%        2.664%     2.745%     3.028%

    2001        2.664%     2.745%     3.028%         2.664%     2.745%     3.014%        2.664%     2.745%     3.028%
    2002        2.664%     2.745%     3.014%         2.664%     2.745%     3.028%        2.664%     2.745%     3.028%
    2003        2.664%     2.745%     3.014%         3.327%     3.490%     4.028%        2.664%     2.745%     3.028%
    2004        2.664%     2.745%     3.014%         4.327%     4.490%     5.028%        2.664%     2.745%     3.028%
    2005        2.664%     2.745%     3.014%         5.327%     5.490%     6.028%        2.664%     2.745%     3.028%

   2006+        2.664%     2.745%     3.014%         5.327%     5.490%     6.028%        2.664%     2.745%     3.028%



                                  APPENDIX A

                                  Appendix A
                   Financial Benefit Life Insurance Company
              Cash Flow Testing Analysis as of October 31, 1995
                   Summary of After Tax Profits by Scenario



Scenario       1996       1997       1998       1999       2000         2001        2002         2003        2004        2005
--------       ----       ----       ----       ----       ----         ----        ----         ----        ----        ----
       1   1,759,187    729,469    410,773  1,225,991  1,949,589    1,893,226   2,067,215    2,134,967   1,800,662   1,614,753

       2   2,505,885  3,129,735  2,613,204  2,706,240  2,354,881    1,283,726  (2,191,620)  (1,373,220)   (374,684)   (536,338)
       3   2,506,276  3,224,181  2,572,974  1,572,984 (4,030,479)  (3,754,011)     37,539      (48,433)    (30,150)    (14,188)
       4   2,585,091  3,146,094  1,733,257    935,372   (686,121)  (6,534,655)    594,120     (700,226)   (405,684)   (354,612)

       5   2,792,465  3,254,944  3,110,630  3,998,461  3,847,351    2,988,187   2,596,556    2,167,540   1,648,370   1,576,519
       6   3,209,942  4,098,325  3,559,084  2,684,492  2,880,620    2,415,308   2,423,036    2,114,066   1,623,132   1,391,059
       7   4,218,263  4,496,991  1,464,290  2,008,844  2,665,086    2,686,526   2,494,326    2,002,720   1,223,279   1,132,956


Scenario       2006       2007       2008       2009       2010         2011        2012         2013        2014        2015
--------       ----       ----       ----       ----       ----         ----        ----         ----        ----        ----
       1   1,195,483    963,318    800,412    688,892    612,455      560,785     518,168      490,111     458,352   1,717,695

       2    (388,925)  (695,345)   (87,160)   219,900    102,612       61,997    (567,591)    (325,866)    (59,941)  1,337,948
       3      54,391    125,875    (44,077)  (846,046)  (511,740)    (167,487)     83,964      216,456     288,101   1,699,893
       4    (482,525)  (266,997)  (106,146)    52,667     67,258)    (585,649)   (333,521)    (116,410)     68,817   1,451,800

       5     371,992    189,658     95,072    100,748     91,637      118,831     140,256      173,835     203,196   1,623,441
       6   1,139,810    897,044    622,588    572,482    119,363      352,853     293,165      275,612     275,277   1,364,128
       7     389,442    267,594    217,806    173,653    152,975      157,157     165,684      189,933     209,238   1,586,976


Scenario Description:

       1         Level
       2         Gradually increasing
       3         Mountain
       4         Pop-up
       5         Gradually decreasing
       6         Valley
       7         Pop-down

                                  APPENDIX B

                                                                     REPORT: 16
                        FINANCIAL BENEFIT LIFE INS CO                  PAGE: 13

TRIAL: 1            RISK ANALYSIS SYSTEM          DATE: 12/19/95 TIME: 14:18:46

PRODUCT: (TOTAL COMPANY) TOTAL ALL BUSINESS      UNIT FACTOR IS 1,000

STRATEGY:

Caption>

                                              10/95        10/96     10/97        10/98     10/99     10/ 0      10/ 1
STATUTORY GAINS (STATEMENT BASIS)
                 FISCAL PERIODS
        PREMIUMS                                  -        6,489     3,471        1,758       825       347        124
        GROSS INVESTMENT INCOME                   -       35,991    33,888       30,875    27,597    23,804     19,669
        ACCRUAL OF DISCOUNT                       -          827       878          912       979       870        849
        AMORTIZATION OF IMR                       -          563       610          770       992     1,041      1,041
        LESS INVESTMENT EXPENSE                   -          466       444          410       370       327        276
        LESS INCOME LOST ON DEFAULTS              -          914       885          868       774       598        405
TOAL INCOME                                       -       42,490    37,518       33,037    29,249    25,136     21,002

        NET SURRENDERS                            -       34,735    38,562       47,366    52,054    56,110     53,775
        PARTIAL SURRENDERS                        -       11,699    10,472        9,096     7,420     6,361      4,725
        DEATH BENEFITS                            -       11,084    11,192       10,944    10,398     9,579      8,536
        DIVIDENDS                                 -            -         -            -         -         -          -
        ACQUISITION EXPENSES                      -            -         -            -         -         -          -
        OTHER EXPENSES                            -        2,014     1,808        1,591     1,368     1,143        933
        NET COMMISSIONS                           -            -         -            -         -         -          -
        SURPLUS RELIEF CHARGE                     -            -         -            -         -         -          -
        INCREASE IN LOADING                       -            -         -            -         -         -          -
        INCREASE IN RESERVES                      -      -19,060   -25,169      -36,067   -43,222   -50,422    -49,243
        INCR IN DIVIDEND LIABILITY                -            -        -             -        -         -           -
TOTAL DISBURSEMENTS                               -       40,474    36,866       32,931    28,018    22,772     18,726

STATUTORY GAIN                                    -        2,016       652          106     1,231     2,365      2,276
        CAPITAL GAINS                             -        1,625         -        2,148     1,160       157        722
        GAIN ON CALLS AND ROLLOVER                -           -1         5           -2        -1         -          -
        LESS DEFAULT LOSSES                       -            -         -            -         -         -          -
        LESS IMR CAPITALIZATION                   -        1,055         3        1,395       754       102        469
                                                  -
BOOK PROFIT                                       -        2,585       654          857     1,636     2,419      2,529

        INCREASE IN SURPLUS                       -            -         -            -         -         -          -
        FEDERAL INCOME TAX                        -          825       -75          447       410       470        635

PROFITS RELEASED                                  -        1,759       729          411     1,226     1,950      1,893

STATUTORY RESERVE                           485,749      466,690   441,521      405,454   362,232   311,810    262,567
DIVIDEND LIABILITY                                -            -         -            -         -         -          -
TOTAL LIABILITY                             485,749      466,690   441,521      405,454   362,232   311,810    262,567
SURPLUS                                           -            -         -            -         -         -          -
TAX RESERVE                                 483,655      465,314   440,408      404,547   361,551   311,266    262,165
INTEREST MAINTENANCE RESERVE                  8,496        8,989     8,382        9,008     8,769     7,830      7,258
POLICIES IN FORCE (UNSCALED)                 22,228       20,163    18,065       15,771    13,414    11,062      8,925
INSURANCE IN FORCE                          511,042      487,393   456,358      413,697   365,418   311,666    259,806
CASH VALUE IN FORCE                         456,571      442,106   421,578      389,111   349,433   301,776    254,172
ACCOUNT VALUE IN FORCE                      511,042      485,567   454,918      412,675   364,646   311,052    259,306
POLICY LOANS IN FORCE                             -            -         -            -         -         -          -
GROSS DEFERRED PREMIUMS                           -            -         -            -         -         -          -
NET DEFERRED PREMIMUMS                            -            -         -            -         -         -          -

PRESENT VALUE OF PROFITS RELEASED TO DATE
PV AT 10.00(O UMLAUT) PROFITS RELEASED            -        1,599     2,202        2,511     3,348     4,559      5,627
PV AT 12.50(O UMLAUT) PROFITS RELEASED            -        1,564     2,140        2,429     3,194     4,276      5,210
PV AT 15.00(O UMLAUT) PROFITS RELEASED            -        1,530     2,081        2,351     3,052     4,022      4,840
PV AT AFTER TAX EARNED RATE                       -        1,676     2,339        2,695     3,709     5,251      6,683

                                                                                                                        RERPORT:  16
                                                       FINANCIAL BENEFIT LIFE INS CO                                       PAGE:  14

TRIAL:  1                                        RISK ANALYSIS SYSTEM                                DATE:  12/19/95 TIME:  14:18:46

PRODUCT:  (TOTAL COMPANY) TOTAL ALL BUSINESS                                                         UNIT FACTOR IS 1,000.

STRATEGY:

                                                   10/2            10/3           10/4           10/5            10/6           10/7
STATUTORY GAINS (STATEMENT BASIS)
                 FISCAL PERIODS
  PREMIUMS                                              36              8             1               -             -              -
  GROSS INVESTMENT INCOME                           15,879         13,038        10,712           8,926         7,266          6,047
  ACCRUAL OF DISCOUNT                                  906          1,002           719             264           157            147
  AMORTIZATION OF IMR                                  993            828           662             534           426            341
  LESS INVESTMENT EXPENSE                              211            168           144             128           108             89
  LESS INCOME LOST ON DEFAULTS                         288            213           239             181           161            127
TOTAL INCOME                                        17,316         14,495        11,712           9,414         7,580          6,318

  NET SURRENDERS                                    45,904         37,795        34,134          26,907        19,520         14,986
  PARTIAL SURRENDERS                                 4,172          3,211         2,897           2,273         2,034          1,679
  DEATH BENEFITS                                     7,425          6,434         5,591           4,899         4,340          3,888
  DIVIDENDS                                              -              -             -               -             -              -
  ACQUISITION EXPENSES                                   -              -             -               -             -              -
  OTHER EXPENSES                                       752            605           481             379           304            248
  NET COMMISSIONS                                        -              -             -               -             -              -
  SURPLUS RELIEF CHARGE                                  -              -             -               -             -              -
  INCREASE IN LOADING                                    -              -             -               -             -              -
  INCREASE IN RESERVES                             -43,506        -36,311       -33,779         -27,222       -20,219        -15,777
  INCR IN DIVIDEND LIABILITY                             -              -             -               -             -              -
TOTAL DISBURSEMENTS                                 14,748         11,734         9,323           7,236         5,980          5,024

STATUTORY GAIN                                       2,568          2,761         2,389           2,178         1,601          1,294
  CAPITAL GAINS                                          -              -            19               -            24              -
  GAIN ON CALLS AND ROLLOVER                             -              -             -               -             -              -
  LESS DEFAULT LOSSES                                    -              -             -               -             -              -
  LESS IMR CAPITALIZATION                                -              -            12               -            15              -

BOOK PROFIT                                          2,568          2,761         2,395           2,178         1,609          1,294

  INCREASE IN SURPLUS                                    -              -             -               -             -              -
  FEDERAL INCOME TAX                                   501            626           594             563           413            331

PROFITS RELEASED                                     2,067          2,135         1,801           1,615         1,195            963

STATUTORY RESERVE                                  219,061        182,750       148,971         121,749       101,530         85,753
DIVIDEND LIABILITY                                       -              -             -               -             -              -
TOTAL LIABILITY                                    219,061        182,750       148,971         121,749       101,530         85,753
SURPLUS                                                  -              -             -               -             -              -
TAX RESERVE                                        218,803        182,636       148,904         121,717       101,515         85,746
INTEREST MAINTENANCE RESERVE                         6,265          5,438         4,788           4,254         3,843          3,503
POLICIES IN FORCE (UNSCALED)                         7,152          5,718         4,468           3,515         2,827          2,302
INSURANCE IN FORCE                                 214,979        178,142       144,374         117,587        97,750         82,337
CASH VALUE IN FORCE                                212,021        176,961       144,102         117,366        97,569         82,190
ACCOUNT VALUE IN FORCE                             214,570        177,810       144,102         117,366        97,569         82,190
POLICY LOANS IN FORCE                                    -              -             -               -             -              -
GROSS DEFERRED PREMIUMS                                  -              -             -               -             -              -
NET DEFERRED PREMIUMS                                    -              -             -               -             -              -

PRESENT VALUE OF PROFITS RELEASED TO DATE
PV AT 10.00 (o umlaut) PROFITS RELEASED              6,688          7,684         8,448           9,070         9,489          9,796
PV AT 12.50 (o umlaut) PROFITS RELEASED              6,116          6,948         7,572           8,069         8,397          8,631
PV AT 15.00 (o umlaut) PROFITS RELEASED              5,617          6,315         6,827           7,226         7,483          7,663
PV AT AFTER TAX EARNED RATE                          8,180          9,659        10,856          11,884        12,615         13,181


                                                                    REPORT: 16
                                                                      PAGE: 15
                        FINANCIAL BENEFIT LIFE INS CO

                                                DATE: 12/19/95  TIME: 14:18:46
TRIAL: 1             RISK ANALYSIS SYSTEM
                                                UNIT FACTOR IS 1,000.
PRODUCT: (TOTAL COMPANY) TOTAL ALL BUSINESS

STRATEGY:


                                               10/8       10/9     10/10

STATUTORY GAINS (STATEMENT BASIS)
                 FISCAL PERIODS
     PREMIUMS                                      -          -         -
     GROSS INVESTMENT INCOME                   5,085      4,320     3,635
     ACCRUAL OF DISCOUNT                         134         77        55
     AMORTIZATION OF IMR                         283        257       251
     LESS INVESTMENT EXPENSE                      75         65        56
     LESS INCOME LOST ON DEFAULTS                108         84        63
TOTAL INCOME                                   5,320      4,505     3,823

     NET SURRENDERS                           12,285     10,344     8,682
     PARTIAL SURRENDERS                        1,558      1,286     1,175
     DEATH BENEFITS                            3,493      3,140     2,814
     DIVIDENDS                                     -          -         -
     ACQUISITION EXPENSES                          -          -         -
     OTHER EXPENSES                              204        167       137
     NET COMMISSIONS                               -          -         -
     SURPLUS RELIEF CHARGE                         -          -         -
     INCREASE IN LOADING                           -          -         -
     INCREASE IN RESERVES                    -13,296    -11,352    -9,791
     INCR IN DIVIDEND LIABILITY                    -          -         -
TOTAL DISBURSEMENTS                            4,243      3,585     3,016

STATUTORY GAINS                                1,077        920       807
     CAPITAL GAINS                                 -         -2         -
     GAIN ON CALLS AND ROLLOVER                    -          -         -
     LESS DEFAULT LOSSES                           -          -         -
     LESS IMR CAPITALIZATION                       -         -1         -

BOOK PROFIT                                    1,077        920       807

     INCREASE IN SURPLUS                           -          -         -
     FEDERAL INCOME TAX                          276        231       194

PROFITS RELEASED                                 800        689       612

STATUTORY RESERVE                             72,456     61,104    51,313
DIVIDEND LIABILITY                                 -          -         -
TOTAL LIABILITY                               72,456     61,104    51,313
SURPLUS                                            -          -         -
TAX RESERVE                                   72,454     61,103    51,313
INTEREST MAINTENANCE RESERVE                   3,219      2,961     2,710
POLICIES IN FORCE (UNSCALED)                   1,878      1,528     1,239
INSURANCE IN FORCE                            69,389     58,363    48,866
CASH VALUE IN FORCE                           69,271     58,266    48,788
ACCOUNT VALUE IN FORCE                        69,271     58,266    48,788
POLICY LOANS IN FORCE                              -          -         -
GROSS DEFERRED PREMIUMS                            -          -         -
NET DEFERRED PREMIUMS                              -          -         -

PRESENT VALUE OF PROFITS RELEASED TO DATE
PV AT 10.00(o umlat) PROFITS RELEASED         10,028     10,210    10,356
PV AT 12.50(o umlat) PROFITS RELEASED          8,804      8,937     9,041
PV AT 15.00(o umlat) PROFITS RELEASED          7,793      7,891     7,966
PV AT AFTER TAX EARNED RATE                   13,633     14,006    14,325


STRATEGY:

                                               10/11      10/12     10/13

STATUTORY GAINS (STATEMENT BASIS)
                 FISCAL PERIODS
     PREMIUMS                                      -          -         -
     GROSS INVESTMENT INCOME                   3,081      2,591     2,165
     ACCRUAL OF DISCOUNT                          18         14        10
     AMORTIZATION OF IMR                         248        244       250
     LESS INVESTMENT EXPENSE                      48         40        34
     LESS INCOME LOST ON DEFAULTS                 37         25         5
TOTAL INCOME                                   3,262      2,784     2,386

     NET SURRENDERS                            7,261      6,050     5,020
     PARTIAL SURRENDERS                          964        880       722
     DEATH BENEFITS                            2,517      2,242     1,990
     DIVIDENDS                                     -          -         -
     ACQUISITION EXPENSES                          -          -         -
     OTHER EXPENSES                              112         91        74
     NET COMMISSIONS                               -          -         -
     SURPLUS RELIEF CHARGE                         -          -         -
     INCREASE IN LOADING                           -          -         -
     INCREASE IN RESERVES                     -8,321     -7,145    -6,039
     INCR IN DIVIDEND LIABILITY                    -          -         -
TOTAL DISBURSEMENTS                            2,533      2,118     1,767

STATUTORY GAINS                                  729        666       619
     CAPITAL GAINS                                -6        -14       -14
     GAIN ON CALLS AND ROLLOVER                    -          -         -
     LESS DEFAULT LOSSES                           -          -         -
     LESS IMR CAPITALIZATION                      -4         -9        -9

BOOK PROFIT                                      727        661       615

     INCREASE IN SURPLUS                           -          -         -
     FEDERAL INCOME TAX                          166        143       124

PROFITS RELEASED                                 561        518       490

STATUTORY RESERVE                             42,991     35,847    29,807
DIVIDEND LIABILITY                                 -          -         -
TOTAL LIABILITY                               42,991     35,847    29,807
SURPLUS                                            -          -         -
TAX RESERVE                                   42,991     35,847    29,807
INTEREST MAINTENANCE RESERVE                   2,458      2,205     1,966
POLICIES IN FORCE (UNSCALED)                   1,002        808       648
INSURANCE IN FORCE                            40,812     33,911    28,093
CASH VALUE IN FORCE                           40,749     33,860    28,052
ACCOUNT VALUE IN FORCE                        40,749     33,860    28,052
POLICY LOANS IN FORCE                              -          -         -
GROSS DEFERRED PREMIUMS                            -          -         -
NET DEFERRED PREMIUMS                              -          -         -

PRESENT VALUE OF PROFITS RELEASED TO DATE
PV AT 10.00(o umlat) PROFITS RELEASED         10,478     10,581    10,669
PV AT 12.50(o umlat) PROFITS RELEASED          9,126      9,196     9,255
PV AT 15.00(o umlat) PROFITS RELEASED          8,026      8,074     8,114
PV AT AFTER TAX EARNED RATE                   14,606     14,855    15,082


                        FINANCIAL BENEFIT LIFE INS CO                REPORT: 16
TRIAL: 1       RISK ANALYSIS SYSTEM                                    PAGE: 16

                                                  DATE: 12/19/95 TIME: 14:18:46

PRODUCT:  (TOTAL COMPANY) TOTAL ALL BUSINESS      UNIT FACTOR IS 1,000.

STRATEGY:

                                                         10/14           10/15
STATUTORY GAINS (STATEMENT BASIS)
                 FISCAL PERIODS

  PREMIUMS                                                   -               -
  GROSS INVESTMENT INCOME                                1,807           1,497
  ACCRUAL OF DISCOUNT                                        1               -
  AMORTIZATION OF IMR                                      256           1,628
  LESS INVESTMENT EXPENSE                                   28              23
  LESS INCOME LOST ON DEFAULTS                               2               1
TOTAL INCOME                                             2,034           3,101

  NET SURRENDERS                                         4,148          22,383
  PARTIAL SURRENDERS                                       651             528
  DEATH BENEFITS                                         1,756           1,542
  DIVIDENDS                                                  -               -
  ACQUISITION EXPENSES                                       -               -
  OTHER EXPENSES                                            60              47
  NET COMMISSIONS                                            -               -
  SURPLUS RELIEF CHARGE                                      -               -
  INCREASE IN LOADING                                        -               -
  INCREASE IN RESERVES                                  -5,148         -23,164
  INCR IN DIVIDEND LIABILITY                                 -               -
TOTAL DISBURSEMENTS                                      1,467           1,335

STATUTORY GAIN                                             567           1,766
  CAPITAL GAINS                                            -17             -78
  GAIN ON CALLS AND ROLLOVER                                 -               -
  LESS DEFAULT LOSSES                                        -               -
  LESS IMR CAPITALIZATION                                  -11             -50

BOOK PROFIT                                                561           1,739

  INCREASE IN SURPLUS                                        -               -
  FEDERAL INCOME TAX                                       103              21

PROFITS RELEASED                                           458           1,718

STATUTORY RESERVE                                       24,659           1,495
DIVIDEND LIABILITY                                           -               -
TOTAL LIABILITY                                         24,659           1,495
SURPLUS                                                      -               -
TAX RESERVE                                             24,659           1,495
INTEREST MAINTENANCE RESERVE                             1,679               -
POLICIES IN FORCE (UNSCALED)                               519               -
INSURANCE IN FORCE                                      23,141               -
CASH VALUE IN FORCE                                     23,109               -
ACCOUNT VALUE IN FORCE                                  23,109               -
POLICY LOANS IN FORCE                                        -               -
GROSS DEFERRED PREMIUMS                                      -               -
NET DEFERRED PREMIUMS                                        -               -

PRESENT VALUE OF PROFITS RELEASED TO DATE
PV AT 10.00(o umlat) PROFITS RELEASED                   10,744          10,999
PV AT 12.50(o umlat) PROFITS RELEASED                    9,304           9,467
PV AT 15.00(o umlat) PROFITS RELEASED                    8,146           8,251
PV AT AFTER TAX EARNED RATE                             15,285          16,018


                               FEBRUARY 7, 1996
                                   OPINION

         I, Edward P. Mohoric, a member of the American Academy of Actuaries, am associated with the firm of Milliman & Robertson, Inc. I have been retained by Financial Benefit Life Insurance Company to render this opinion for use in the proposed acquisition of Financial Benefit Group by AmVestors Financial. I meet the Academy qualification standards for rendering the opinion and am familiar with the valuation requirements applicable to life and health insurance companies.

         I have examined the actuarial assumptions and actuarial methods used in determining reserves and related actuarial items listed below as posted by the company, in their reporting, as of October 31, 1995. Tabulated below are the posted reserves and related actuarial items and changes which we have made based on our calculations with identification as to which reserves have been subjected to asset adequacy analysis.


                              Asset Adequacy
                              Tested Amounts            Reserves and Liabilities
                                           M&R                Additional
        Statement Item     Posted       Calculated  Analysis   Actuarial
                          Reserves       Reserves   Method*    Reserves     Total Amount
Exhibit 8
-       Life Insurance   $3,844,863      $3,833,133    C          --          $3,833,133
-       Annuities
         Deferred       455,035,137     459,533,599    C          --         459,533,599
         Payout          26,869,414      27,417,369    C          --          27,417,369
        Other Reserves            0                    I                           5,767


TOTAL RESERVES         $485,749,414    $490,784,101               $0        $490,789,868
IMR**                    $8,496,089                    C                      $8,496,089
AVR***                   $9,551,133                    C                      $9,551,133


       * "C"indicates cash flow testing. "I" indicates that cash flow testing was not performed because the block is immaterial.
      ** as of December 19, 1995
     *** Used only to extent of the present value of projected defaults; as of September 30, 1995.


         Regarding the difference of $5,040,454 between the posted reserves and the M&R calculated reserves, certain policies of Financial Benefit Life Insurance Company contain contract language which permits, at the company's option, a requested withdrawal or surrender to be paid over a period of five annual installments, with interest credited at the minimum guaranteed interest rate.

In determining the minimum reserve on these policies, I have taken a conservative view and have used the full cash surrender value, unadjusted for the five year payout, to calculate the CARVM reserve.

There are differences in interpretation of appropriate CARVM reserve calculations for policies with these provisions. The posted reserves used this same calculation with the exception of policies issued during 1992 wherein the cash value is adjusted for the five year installment payout. The impact of considering the five year installments on this block in testing for the minimum reserve would be to reduce the reserves by $4,015,282. The impact of considering the five year installments on all policies with this provision would be to reduce the reserves for Financial Benefit Life Insurance Company by $21,161,047.

My examination included such review of the actuarial assumptions and actuarial methods and such tests of the actuarial calculations as I considered necessary.

I have relied on Jerry R. Hoeft, Senior Vice President of Financial Benefit Life Insurance Company for listings and summaries of book and market values of securities for listings and summaries of recent assets sold and brought, for listings and summaries of policies and contracts inforce, and for descriptions of policy features and historical experience as described in the statement attached to this section. In other aspects, my examination included such review of the actuarial assumptions and actuarial methods and such test of the actuarial calculations as I considered necessary.

I have relied on use of interest crediting strategy in the development of cash flow testing as provided by Larry Bruning, Chief Actuary of AmVestors Financial described in the statement attached to this section. In other aspects, my examination included such review of the actuarial assumptions and actuarial methods and such test of the actuarial calculations as I considered necessary.

I have relied on use of the reinvestment strategy as to new investmens from positive cash flow as provided by Timothy S. Reimer, Chief Investment Officer of AmVestors Financial and described in the statement attached to this section. In other aspects, my examination included such review of the actuarial assumptions and actuarial assumptions and actuarial methods and such test of the actuarial calculations as I considered necessary.

In my opinion the reserves and related actuarial values concerning the statement items identified above:


        (a) Are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles;

        (b) Are based on actuarial assumptions which produce reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions;

        (c) Meet the requirements of the Insurance Law and regulation of the state of Florida and are at least as great as required by the state of Florida.

        (d) Include provisions for all actuarial reserves and related statement items which ought to be established.

The reserves and related items, when considered in light of the assets held by the company with respect to such reserves and related actuarial items including, but not limited to, the investment earnings on such assets, and the considerations anticipated to be received and retained under such policies and contracts, make adequate provision, according to presently accepted actuarial standards of practice, for the anticipated cash flows required by the contractual obligations and related expenses of the company.

The actuarial methods, considerations and analyses used in forming my opinion conform to the appropriate Standards of Practice as promulgated by the Actuarial Standards Board, which standards form the basis of this statement of opinion.

To the best of my knowledge and relying on information provided by Jerry R. Hoeft, Senior Vice President and Chief Financial Officer of Financial Benefit Life Insurance Company, there have been no material changes between October 31, 1995 and January 19, 1996 which should be considered in reviewing this opinion.

The impact of unanticipated events subsequent to the date of this opinion is beyond the scope of this opinion. The analysis of asset adequacy portion of this opinion should be viewed recognizing that the company's future experience may not follow all the assumptions used in the analysis.

This opinion may be relied upon by the management and advisors of Financial Benefit Life Insurance Company and the management, advisors, and creditors of AmVestors Financial, but it may not be relied upon by any other party. This Opinion is based on and rendered in the context of the analyses contained in the related actuarial memorandum, which has been prepared in anticipation of the planned merger of Financial Benefit Group and AmVestors Financial.



/s/    Edward P. Mohoric
---------------------------------------
Edward P. Mohoric

Milliman & Robertson, Inc.
259 Radnor Chester Road
Radnor, PA  19087
610-687-5644

February 7, 1996
WWLM812

[FINANCIAL BENEFIT LIFE INSURANCE COMPANY LETTERHEAD]


        I, Jerald R. Hoeft, Senior Vice President and Chief Financial Officer of Financial Benefit Life Insurance Company hereby affirm that the listings and summaries of policies and contracts inforce for Financial Benefit Life Insurance Company as of October 31, 1995, descriptions of policy features and historical experience, listings and summaries of book and market values of securities owned by Financial Benefit Life Insurance Company as of November 15, 1995, assets sold and bought since that date, which were prepared for and submitted to Edward P. Mohoric were prepared under my direction and to the best of my knowledge and belief are substantially accurate and complete.

        I also hereby affirm that to the best of my knowledge and belief there have been no material events between October 31, 1995 and January 19, 1996 which would impact Edward P. Mohoric's cash flow testing analysis for Financial Benefit Life Insurance Company.

                                               Jerald R. Hoeft
                                               ----------------------------
                                               Jerald R. Hoeft
                                               Senior Vice President and CFO

           [AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC. LOGO]



I, Timothy S. Reimer, Chief Investment Officer of American Investors Life Insurance Company, a wholly owned subsidiary of AmVestors Financial Corp., hereby affirm that I submitted the following reinvestment strategy to Edward
P. Mohoric in connection with his cash flow testing of Financial Benefit Life Insurance Company. This reinvestment strategy represents our anticipated strategy to manage this existing block of business.

The reinvestment strategy is:

- During 1996 buy $50 million of SBAs at a floating interest rate equal to the Prime interest rate less 175 basis points, using a 30 year amortization rate, and 7.5% constant prepayment rate.

- For non SBAs, invest 50% in A rated bonds at a spread of 65 basis points over treasuries, 25% in mortgage backed securities at a spread of 90 basis points over treasuries, 20% in BBB rated bonds with a spread of 75 points over treasuries and 5% in high yield bonds with a spread of 250 basis points above treasuries.

- For non SBAs, invest 25% in three year maturities, 50% in five year maturities, and 25% in seven year maturities.

- Invest the mortgage backed securities in CMOs with 15 year collateral, and purchase last cash flow tranches. Use FHLMC 1414-J as a model. However, as they become available, discount CMOs would be used.


-  Use investment expenses of 10 basis points.



/s/ Timothy S. Reimer
-----------------------------------
Timothy S. Reimer
Chief Investment Officer




          415 SW Eighth Avenue, P.O. Box 2039, Topeka, KS 66601-2039
                            Phone: (913) 232-6945

           [AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC. LOGO]



I, Larry Bruning, Chief Actuary of American Investors Life Insurance Company, Inc., a wholly owned subsidiary of AmVestors Financial Corp., hereby affirm that I submitted the following crediting strategy to Edward P. Mohoric in connection with his cash flow testing of Financial Benefit Life Insurance Company. This crediting strategy represents American Investors' anticipated strategy to manage this block of business.


- Crediting strategy - manage the block of business at a 350 basis point spread through the surrender charge period and 200 basis points thereafter to the company's net earnings rate. The exception is that if interest rates stay at current (November 30, 1995) levels, we would not drop the credited rate below 5%. We did not put this floor in our models.




/s/ Larry J. Bruning
------------------------------
Larry Bruning
Chief Actuary






          415 SW Eighth Avenue, P.O. Box 2039, Topeka, KS 66601-2039
                            Phone: (913) 232-6945